EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-229352, 333-251379 and 333-275167) and on Forms S-3 (Nos. 333-279949, 333-293269 and 333-292635) of Canopy Growth Corporation (the “Company”), of our report dated June 15, 2026, on the consolidated financial statements of the Company, which comprise the consolidated balance sheets as of March 31, 2026, 2025 (As Restated), and 2024 (As Restated), the related consolidated statements of operations and comprehensive loss, shareholders’ equity and cash flows for the years ended March 31, 2026, 2025 (As Restated) and 2024 (As Restated), and the related notes, and our report dated June 15, 2026 on the effectiveness of internal control over financial reporting as of March 31, 2026, included herein.

/s/ PKF O’Connor Davies, LLP

New York, New York

June 15, 2026

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